Allstate Life
Insurance Company
A Stock Company

Home Office: Allstate Plaza, Northbrook, Illinois  60062-7154


Flexible Premium Deferred Variable Annuity Contract

This Contract is issued to the Owner in consideration of the initial purchase payment. Allstate Life Insurance Company will pay the benefits of this Contract, subject to its terms and conditions.

Throughout this Contract, "you" and "your" refer to the Contract owner(s). "We", "us" and "our" refer to Allstate Life Insurance Company.

Contract Summary
This flexible premium deferred variable annuity provides a cash withdrawal benefit, a death benefit, and a settlement value during the Accumulation Phase and periodic income payments made during the Payout Phase.

The dollar amount of income payments or other values provided by this Contract, when based on the investment experience of the Variable Account, varies to reflect the performance of the Variable Account.

This Contract does not pay dividends.

The tax status of this Contract as it applies to the Owner should be reviewed each year.

PLEASE READ YOUR CONTRACT CAREFULLY.

This is a legal contract between the Contract owner(s) and Allstate Life Insurance Company.

Return Privilege
Upon written request, we will provide you with factual information regarding the benefits and provisions contained in this Contract. If you are not satisfied with this Contract for any reason, you may return it to us or our agent within 20 days after you receive it. We will refund any purchase payments allocated to the Variable Account, adjusted to reflect investment gain or loss from the date of allocation through the date of cancellation, plus any purchase payments allocated to the Fixed Account. (Where required by state law, we will refund any purchase payments.) If this Contract is qualified under Section 408 of the Internal Revenue Code, we will refund the greater of any purchase payments or the Contract Value.

If you have any questions about your Allstate Life variable annuity, please contact us at (800) 366-1411, Ext. 17500.


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    Secretary                           Chairman and Chief Executive Officer

                   Flexible Premium Deferred Variable Annuity

                                     Page 1
     LU10133                                                            (03/01)

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TABLE OF CONTENTS
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THE PERSONS INVOLVED..............................................4

ACCUMULATION PHASE................................................5

PAYOUT PHASE.....................................................12

INCOME PAYMENT TABLES............................................16

GENERAL PROVISIONS...............................................18


                                     Page 2
     LU10133                                                     (03/01)

DPA10133FL

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ANNUITY DATA
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CONTRACT NUMBER:..........................................444444444


ISSUE DATE:...........................................June 30, 2001


INITIAL PURCHASE PAYMENT:................................$10,000.00
                                                                IRA

INITIAL ALLOCATION OF PURCHASE PAYMENT:
                                                                  ALLOCATED
                                                                   AMOUNT (%)
VARIABLE ACCOUNT
        Fund Manager Sub-account a                                   20%
        Fund Manager Sub-account b                                   20%
        Fund Manager Sub-account c                                   20%
        Fund Manager Sub-account d                                   10%

                                                                                          CURRENT               RATE
                                                                         ALLOCATED       ANNUALIZED          GUARANTEED
                                                           AMOUNT (%)   INTEREST RATE     THROUGH
                                                           ----------    -------------    ----------          ----------
STANDARD FIXED ACCOUNT
        1 Year Guarantee Period                                           10%              4.25%               06/30/2002

SIX-MONTH DOLLAR COST AVERAGING FIXED ACCOUNT
                                                                          10%            4.90%                12/31/2001

TWELVE-MONTH DOLLAR COST AVERAGING FIXED ACCOUNT
                                                                          10%            5.00%                06/30/2002

MINIMUM GUARANTEED RATE
        Fixed Account Options:........................................................................................3.00%


LATEST PAYOUT START DATE:......................................................................................July 1, 2055
        (Unless you choose an earlier date, this is the date annuity payments will begin.)


OWNER:.............................................................................................................John Doe


ANNUITANT:.........................................................................................................John Doe
        AGE AT ISSUE:....................................................................................................35
        SEX:...........................................................................................................Male


PRIMARY BENEFICIARY                         RELATIONSHIP TO OWNER                              PERCENTAGE
-------------------                         ---------------------                              ----------
Jane Doe                                             Wife                                          100%


CONTINGENT BENEFICIARY                      RELATIONSHIP TO OWNER                              PERCENTAGE
----------------------                      ---------------------                             -----------
Jane Doe                                             Daughter                                      100%


TABLE OF MINIMUM GUARANTEED VALUES* -
ONE YEAR GUARANTEE PERIOD



                                                              TOTAL
      END OF                       ACCOUNT                  SURRENDER
 CONTRACT YEAR                     VALUE                     VALUE
 -------------                   ------------            ---------------


           1                   $  1,030                   $       979
           2                      1,061                         1,017
           3                      1,093                         1,057
           4                      1,126                         1,098
           5                      1,159                         1,140
           6                      1,194                         1,184
           7                      1,230                         1,230
           8                      1,267                         1,267
           9                      1,305                         1,305
          10                      1,344                         1,344
          11                      1,384                         1,384
          12                      1,426                         1,426
          13                      1,469                         1,469
          14                      1,513                         1,513
          15                      1,558                         1,558
          16                      1,605                         1,605
          17                      1,653                         1,653
          18                      1,702                         1,702
          19                      1,754                         1,754
          20                      1,806                         1.806





*These Minimum Guaranteed Values reflect a $1000 initial purchase payment allocated to the Standard Fixed Account. Interest is credited at the minimum interest rate shown on the reverse side for all years shown. These values assume that no full or partial withdrawals are made and no state premium taxes must be paid. If any withdrawals are made or if any state premium taxes must be paid, the Minimum Guaranteed Values will be less than those shown.

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THE PERSONS INVOLVED
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Owner The person named at the time of application is the Owner of this Contract unless subsequently changed. As Owner, you will receive any periodic income payments, unless you have directed us to pay them to someone else. The Contract may not be jointly owned by both a non-living person and a living person.

You may exercise all rights stated in this Contract, subject to the rights of any irrevocable Beneficiary.

You may change the Owner at any time by written notice in a form satisfactory to us. If the Owner is a living person, you may change the Annuitant prior to the Payout Start Date by written notice in a form satisfactory to us. Once we accept a change, the change will take effect as of the date you signed the request. Each change is subject to any payment we make or other action we take before we accept it.

You may not assign an interest in this Contract as collateral or security for a loan. However, you may assign periodic income payments under this Contract prior to the Payout Start Date. We are bound by an assignment only if it is signed by the assignor and filed with us. We are not responsible for the validity of an assignment.

If the sole surviving Owner dies prior to the Payout Start Date, the Beneficiary becomes the new Owner. If the sole surviving Owner dies after the Payout Start Date, the Beneficiary becomes the new Owner as described in the Beneficiary provision and will receive any subsequent guaranteed income payments.

If more than one person is designated as Owner:

o Owner as used in this Contract refers to all people named as Owners, unless otherwise indicated;

o    any request to exercise ownership rights must be signed by all Owners; and

o on the death of any person who is an Owner, the surviving person(s) named as Owner(s) will continue as Owner(s).


Annuitant The Annuitant is the person named on the Annuity Data Page, but may be changed by the Owner as described above. The Annuitant must be a living person. If the Annuitant dies prior to the Payout Start Date, the new Annuitant will be:

o    the youngest Owner; otherwise,

o    the youngest Beneficiary.

The grantor must be the Annuitant if the Owner is a grantor trust. The Annuitant must be the oldest grantor if the Owner is a co-grantor trust.

Beneficiary The Beneficiary is the person(s) named on the Annuity Data Page unless later changed by the Owner. The Primary Beneficiary is the Beneficiary(ies) who is first entitled to receive benefits under the Contract upon the death of the sole surviving Owner. The Contingent Beneficiary is the Beneficiary(ies) entitled to receive benefits under the Contract when all Primary Beneficiary(ies) predecease the Owner(s).

You may change or add Beneficiaries at any time by written notice in a form satisfactory to us unless you have designated an irrevocable Beneficiary. You may restrict income payments to Beneficiaries by written notice in a form satisfactory to us. Once we accept the request, the change or restriction, will take effect as of the date you signed the request. Any change is subject to any payment we make or other action we take before we accept it.

o    Benefits Payable to Beneficiaries

     o If the sole surviving Owner dies after the Payout Start Date, the Beneficiary(ies) will receive any guaranteed income payments scheduled to continue.

     o If the sole surviving Owner dies before the Payout Start Date, the Beneficiary(ies) may elect to receive a Death Benefit or become the new Owner.

o    Order of Payment of Benefits

     As described under Benefits Payable to Beneficiaries, Beneficiary(ies) will receive any guaranteed income payments scheduled to continue, or the right to elect to receive a Death Benefit or become the new Owner, in the following order of classes:

     o    Primary Beneficiary

          Upon the death of the sole surviving Owner after the Payout Start Date, Primary Beneficiary(ies), if living, will receive the guaranteed income payments scheduled to continue. Upon the death of the sole surviving Owner before the Payout Start Date, the Primary Beneficiary(ies), if living, will have the right to elect to receive a Death Benefit or become the new Owner with rights as defined in the Death of Owner provision.

     o    Contingent Beneficiary

          After the Payout Start Date, if no Primary Beneficiary(ies) survives the sole surviving Owner, the Contingent Beneficiary(ies), if living, will receive the income payments scheduled to continue. If the sole surviving Owner and all Primary Beneficiaries die before the Payout Start Date, the Contingent Beneficiary(ies), if living, will have the right to elect to receive a Death Benefit or become the new Owner with rights as defined in the Death of Owner provision.

If none of the named Beneficiaries are living when the sole surviving Owner dies, or if a Beneficiary has not been named, the new Beneficiary will be:

o    your spouse, or if he or she is no longer living,

o    your surviving children equally, or if you have no surviving children,

o    your estate.

If any Beneficiary is a non-living person, all Beneficiaries will be considered to be non-living persons for the above purposes.

Unless you have provided directions to the contrary, the Beneficiaries will take equal shares. If there is more than one Beneficiary in a class and one of the Beneficiaries predeceases the Owner, the remaining Beneficiaries in that class will divide the deceased Beneficiary's share in proportion to the original share of the remaining Beneficiaries.


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ACCUMULATION PHASE
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Accumulation Phase Defined The "Accumulation Phase" is the first of two phases during your Contract. The Accumulation Phase begins on the issue date stated on the Annuity Data Page. This phase will continue until the Payout Start Date unless this Contract is terminated before that date.


Contract Year The one year period beginning on the issue date and on each anniversary of the issue date.


Purchase Payments The initial payment is shown on the Annuity Data Page. You may make subsequent purchase payments during the Accumulation Phase. We reserve the right to impose a minimum amount on subsequent purchase payments. This amount will not exceed $1,000. We also reserve the right to limit subsequent purchase payments to a maximum amount of not less than $1,000,000. We may limit your ability to make subsequent purchase payments in order to comply with the laws of the state where this Contract is delivered. We will invest the purchase payments in the Investment Alternatives you select. You may allocate any portion of your purchase payment in whole percents from 0% to 100% or in exact dollar amounts to any of the Investment Alternatives. The total allocation must equal 100%.

The allocation of the initial purchase payment is shown on the Annuity Data Page. The allocation of each subsequent purchase payment will be made on the same basis as the allocation for the most recent purchase payment unless you change the allocation. You may change the allocation of subsequent purchase payments at any time, without charge, simply by giving us prior written notice. Any such change will not become effective until we receive the notice.

If the Return Privilege provision requires us to refund purchase payments, then during the Return Privilege period, we reserve the right to invest any purchase payments you allocated to the Variable Account to a money market Variable Sub-Account available under this Contract. We will notify you if we do so. At the end of the Return Privilege period, the amount in the money market Variable Sub-Account will be allocated to the Variable Account in the percentages as originally designated by you. This allocation will not be considered a transfer.


Investment Alternatives Investment Alternatives are the Sub-accounts of the Variable Account, the Six-Month Dollar Cost Averaging Fixed Account, the Twelve-Month Dollar Cost Averaging Fixed Account, and the Standard Fixed Account. We may offer additional Sub-accounts of the Variable Account at our discretion. We reserve the right to limit the availability of the Investment Alternatives.


Variable Account The "Variable Account" for this Contract is the Allstate Financial Advisors Separate Account 1. This Account is a separate investment account of Allstate Life Insurance Company to which we allocate assets contributed under this and certain other Contracts. The income, gains and losses, realized or unrealized, from assets allocated to the Variable Account are credited to or charged against the account without regard to our other income, gains or losses.


Variable Sub-accounts The Variable Account is divided into Sub-accounts. Each Sub-account represents an investment in the shares of the mutual fund underlying that Sub-account.


Fixed Account Options The Fixed Account Options are the Six-Month Dollar Cost Averaging Fixed Account, the Twelve-Month Dollar Cost Averaging Fixed Account, and the Standard Fixed Account.


Six-Month Dollar Cost Averaging Fixed Account Money in the Six-Month Dollar Cost Averaging Fixed Account will earn interest at the effective annual rate in effect at the time of allocation to the Six-Month Dollar Cost Averaging Fixed Account. Each purchase payment in the Six-Month Dollar Cost Averaging Fixed Account must be at least $500. Each purchase payment and attributed earned interest in the Six-Month Dollar Cost Averaging Fixed Account must be transferred to Sub-accounts of the Variable Account according to your current allocation instructions in substantially equal monthly installments within the selected transfer period. You may select a transfer period of no more than 6 months. If you discontinue the Dollar Cost Averaging program before the end of the transfer period, the remaining balance in the Six-Month Dollar Cost Averaging Fixed Account will be transferred to the money market Variable Sub-account unless you request a different Investment Alternative. At the end of the transfer period, any nominal amounts remaining in the Six-Month Dollar Cost Averaging Fixed Account will automatically be allocated to the money market Variable Sub-account.

For each purchase payment, the first transfer from the Six-Month Dollar Cost Averaging Fixed Account must occur within one month of the date of payment. If we do not receive an allocation instruction from you when payment is received, each monthly installment will be transferred to the money market Variable Sub-Account in substantially equal monthly installments using the longest Dollar Cost Averaging transfer period being offered at the time the payment is received.


Twelve-Month Dollar Cost Averaging Fixed Account Money in the Twelve-Month Dollar Cost Averaging Fixed Account will earn interest at the effective annual rate in effect at the time of allocation to the Twelve-Month Dollar Cost Averaging Fixed Account. Each purchase payment in the Twelve-Month Dollar Cost Averaging Fixed Account must be at least $500. Each purchase payment and attributed earned interest in the Twelve-Month Dollar Cost Averaging Fixed Account must be transferred to Sub-accounts of the Variable Account according to your current allocation instructions in substantially equal monthly installments within the selected transfer period. You may select a transfer period of no more than 12 months. If you discontinue the Dollar Cost Averaging program before the end of the transfer period, the remaining balance in the Twelve-Month Dollar Cost Averaging Fixed Account will be transferred to the money market Variable Sub-account unless you request a different Investment Alternative. At the end of the transfer period, any nominal amounts remaining in the Twelve- Month Dollar Cost Averaging Fixed Account will automatically be allocated to the money market Variable Sub-account.

For each purchase payment, the first transfer from the Twelve-Month Dollar Cost Averaging Fixed Account must occur within one month of the date of payment. If we do not receive an allocation instruction from you when payment is received, each monthly installment will be transferred to the money market Variable Sub-Account in substantially equal monthly installments using the longest Dollar Cost Averaging transfer period being offered at the time the payment is received. If we do not receive an allocation instruction from you when payment is received, each monthly installment will be transferred to the money market Variable Sub-account until we have received allocation instructions.

Standard Fixed Account Money in the Standard Fixed Account will earn interest at the effective annual rate in effect at the time of allocation or transfer to the Standard Fixed Account. A Guarantee Period is a period of time during the Accumulation Phase of the Contract where we credit a fixed rate of interest on money in a Standard Fixed Account. We will offer a one year Guarantee Period. Other Guarantee Periods of from one to ten years may be offered at our discretion. After the initial Guarantee Period, a one year renewal rate will be declared.


Crediting Interest We credit interest daily to money allocated to the Fixed Account Options. Interest compounds over one year at the current effective annualized interest rates we are offering when the money is allocated. The current effective annualized interest rate will remain unchanged until the end of the Guarantee Period. When a Guarantee Period expires and a new Guarantee Period is established, we will credit interest at the current rate we are offering when the new Guarantee Period is established. The effective annualized interest rate for any Fixed Account Option will never be less than 3%.

We will credit interest to subsequent purchase payments allocated to any Fixed Account Option from the date we receive them at the rate that we are offering at that time. We will credit interest to transfers to a Guarantee Period of the Standard Fixed Account from the date the transfer is made at the effective annual rate that we are offering at that time.


Transfers Prior to the Payout Start Date, you may transfer amounts between Investment Alternatives. You may make 12 transfers per Contract Year without charge. Each transfer after the 12th in any Contract Year may be assessed a transfer fee of $25. We reserve the right to change the transfer fee to the greater of $25 or .50% of the amount transferred. Multiple transfers on a single trading day are considered a single transfer.

Transfers are subject to the following restrictions:

o No amount may be transferred into the Six-Month Dollar Cost Averaging Fixed Account or the Twelve-Month Dollar Cost Averaging Fixed Account.

o The minimum amount that may be transferred into a Guarantee Period of the Standard Fixed Account is $100.

o Transfers from amounts allocated to Guarantee Periods of the Standard Fixed Account are subject to the following restrictions. A maximum of 25% of the initial amount allocated to any Guarantee Period may be transferred and/or withdrawn from that Guarantee Period during any year. A year is measured from the date the Guarantee Period is established. The 25% limitation is non-cumulative from year to year.

o If the total amount remaining in any Sub-account of the Variable Account after a transfer would be less than $100, the entire amount will automatically be transferred to the money market Variable Sub-account.

o We reserve the right to limit the number of transfers among the Variable Sub-accounts in any Contract Year or to refuse any transfer request submitted by or on behalf of an Owner or certain Owners if, in our sole discretion:

     o We believe that excessive trading by such Owner or Owners or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the underlying mutual funds or would be to the disadvantage of other Contract Owners; or

     o We are informed by one or more of the underlying mutual funds that the purchase of its shares is to be restricted because of excessive trading, or a specific transfer or group of transfers is deemed to have a detrimental effect on share prices of affected underlying mutual funds.

     Such restrictions may be applied in any manner which is reasonably designed to prevent any use of the transfer right which is considered by us in our sole discretion to be to the disadvantage of the other Contract Owners.

We reserve the right to waive the transfer fees and restrictions contained in this Contract.


Contract Value Your "Contract Value" is equal to the sum of:

o the number of Accumulation Units you hold in each Sub-account of the Variable Account multiplied by the Accumulation Unit Value for that Sub-account on the most recent Valuation Date; plus

o    the total value you have in the Fixed Account Options.


Accumulation Units and Accumulation Unit Value Amounts which you allocate to a Sub-account of the Variable Account are used to purchase Accumulation Units in that Sub-account. The Accumulation Unit Value for each Sub-account on the date an amount is allocated to the Sub-account is the number used to determine the number of Accumulation Units. Accumulation Unit Values at the end of any subsequent Valuation Periods are calculated by multiplying the Accumulation Unit Value at the end of the immediately preceding Valuation Period by the Sub-account's Net Investment Factor for the Valuation Period. The Accumulation Unit Values may increase or decrease.

Accumulation Unit Value is determined Monday through Friday on each day that the New York Stock Exchange is open for business. A Variable Account Accumulation Unit Value is determined for each Sub-account. The Accumulation Unit Value for each Sub-account will vary with the price of a share in the portfolio the Sub-account invests in, and in accordance with the Mortality and Expense Risk Charge, Administrative Expense Charge, and any provision for taxes.

Assessment of Withdrawal Charges and transfers are done separately for each Contract. They are made by redemption of Accumulation Units and do not affect Accumulation Unit Value.

Additions or transfers to a Sub-account of the Variable Account will increase the number of Accumulation Units for that Sub-account. Withdrawals or transfers from a Sub-account of the Variable Account will decrease the number of Accumulation Units for that Sub-account.


Valuation Period and Valuation Date A "Valuation Period" is the time interval between the closing of the New York Stock Exchange on consecutive Valuation Dates. A "Valuation Date" is any date the New York Stock Exchange is open for trading.


Net Investment Factor For each Variable Sub-account, the "Net Investment Factor" for a Valuation Period is equal to:

o    The sum of:

     o the net asset value per share of the mutual fund portfolio underlying the Sub-account determined at the end of the current Valuation Period, plus

     o the per share amount of any dividend or capital gain distributions made by the mutual fund portfolio underlying the Sub-account during the current Valuation Period.

o Divided by the net asset value per share of the mutual fund portfolio underlying the Sub-account determined as of the end of the immediately preceding Valuation Period.

o The result is reduced by the Mortality and Expense Risk Charge and the Administrative Expense Charge corresponding to the portion of the 365 day year (366 days for a leap year) that is in the current Valuation Period.

The Net Investment Factor may be greater or less than or equal to one; therefore, the value of an Accumulation Unit may increase, decrease, or remain the same.


Charges The charges applicable to this Contract include Administrative Expense Charges, Mortality and Expense Risk Charges, Contract Maintenance Charges, transfer charges, and applicable taxes. If withdrawals are made, the Contract may also be subject to Withdrawal Charges.


Administrative Expense Charge The annualized Administrative Expense Charge will never be greater than 0.10% of the Variable Account value. (See Accumulation Units and Accumulation Unit Value and Net Investment Factor for a description of how this charge is applied.)

Mortality and Expense Risk Charge The annualized Mortality and Expense Risk Charge will never be greater than 1.40% of the Variable Account value unless you elect to add the Income Protection Option to an Income Plan on the Contract Payout Start Date. (See Accumulation Units and Accumulation Unit Value and Net Investment Factor for a description of how this charge is applied.)

Our actual mortality and expense experience will not adversely affect the dollar amount of variable benefits or other contractual payments or values under this Contract.


Contract Maintenance Charge Prior to the Payout Start Date, a Contract Maintenance Charge will be deducted from your Contract Value on each Contract Anniversary. The charge is deducted only from the Sub-accounts of the Variable Account. The charge will be deducted from the Sub-accounts of the Variable Account in the proportion that your value in each bears to your total value in all Sub-accounts of the Variable Account. A full Contract Maintenance Charge will be deducted if the Contract is terminated on any date other than on the Contract Anniversary. The Contract Maintenance Charge will never be greater than $35 per Contract Year. The Contract Maintenance Charge will be waived if the Contract Value is greater than $50,000 or if the entire Contract Value is allocated to the Fixed Account Options on the Contract Anniversary.

See the Payout Phase for additional information on how the Contract Maintenance Charge works during the Payout Phase.


Taxes Any premium tax relating to this Contract may be deducted from purchase payments or the Contract Value when the tax is incurred or at a later time.


Withdrawal You have the right, subject to the restrictions and charges described in this Contract, to withdraw part or all of your Contract Value at any time during the Accumulation Phase. We may limit withdrawals to a minimum of $100. If any withdrawal reduces the Contract Value to less than $1,000, we will treat the request as a withdrawal of the entire Contract Value. If you withdraw the entire Contract Value, the Contract will terminate.

You must specify the Investment Alternative(s) from which you wish to make a withdrawal. When you make a withdrawal, your Contract Value will be reduced by a withdrawal amount equal to the amount paid to you adjusted by any applicable Withdrawal Charge and taxes.

A maximum of 25% of the principal of any Guarantee Period of the Standard Fixed Account may be withdrawn and/or transferred from that Guarantee Period each year. A year is measured from the date the Guarantee Period is established. The 25% limitation is non-cumulative from year to year.

Any Withdrawal Charge will be waived on withdrawals taken to satisfy IRS minimum distribution rules. This waiver is permitted only for withdrawals which satisfy distributions resulting from this Contract.


Free Withdrawal Amount Each Contract Year, the Free Withdrawal Amount is equal to the greater of 10% of the total amount of purchase payments as of the beginning of that Contract Year, or 10% of the Contract Value as of the beginning of that Contract Year. During each Contract Year, you may withdraw the Free Withdrawal Amount without incurring any Withdrawal Charge. Each Contract Year begins on the anniversary of the date the Contract was established. Any Free Withdrawal Amount which is not withdrawn during a Contract Year is not carried forward to increase the Free Withdrawal Amount in any subsequent Contract Year. The Free Withdrawal Amount only applies during the Accumulation Phase of the Contract.


Withdrawal Charge Withdrawals in excess of the Free Withdrawal Amount will be subject to a Withdrawal Charge as follows:

Contract Year:    1      2        3      4        5       6        7 and Later

Percentage:       6%     5%       4%     3%       2%      1%       0%

The Withdrawal Charge is determined by multiplying the percentage corresponding to the Contract Year times the amount withdrawn that is in excess of the Free Withdrawal Amount.


Death of Owner If you die prior to the Payout Start Date, the new Owner will be the surviving Owner. If there is no surviving Owner, the new Owner will be the Beneficiary(ies) as described in the Beneficiary provision. The new Owner will have the options described below; except that if the new Owner took ownership as the Beneficiary, the new Owner's options will be subject to any restrictions previously placed upon the Beneficiary.

1.   If the sole new Owner is your spouse:

     a. Your spouse may elect, within 180 days of the date of your death, to receive the Death Benefit described below in a lump sum.

     b. Your spouse may elect, within 180 days of the date of your death, to receive an amount equal to the Death Benefit paid out under one of the Income Plans described in the Payout Phase section. The Payout Start Date must be within one year of your date of death. Income Payments must be payable:

          i.   over the life of your spouse; or

          ii. for a guaranteed number of payments from 5 to 30 years but not to exceed the life expectancy of your spouse; or

          iii. Over the life of your spouse with a guaranteed number of payments from 5 to 30 years but not to exceed the life expectancy of your spouse.

     c. If your spouse does not elect one of the options above, then the Contract will continue in the Accumulation Phase as if the death had not occurred. If the Contract is continued in the Accumulation Phase, the following conditions apply:

          o If we receive a complete request to continue the Contract from your spouse within 180 days of the date of your death, then the
               Contract is continued with your spouse as Owner. The Contract Value of the continued Contract will be the Death Benefit as determined at the end of the Valuation Period during which we received the complete request for settlement of the death benefit. Unless otherwise instructed by the continuing spouse, the excess, if any, of the Death Benefit amount over the Contract Value will be allocated to the Sub-accounts of the Variable Account. This excess will be allocated in proportion to the percentages of your Contract Value in those Sub-accounts as of the end of the Valuation Period during which we receive the complete request for settlement of the death benefit, except that any portion of this excess attributable to the Fixed Account Options will be allocated to the money market Variable
               Sub-account. Within 30 days of the date the Contract is continued, your surviving spouse may choose one of the following transfer alternatives without incurring a transfer fee:

               o transfer all or a portion of the excess among the Variable Sub-accounts;

               o transfer all or a portion of the excess into the Standard Fixed Account and begin a new Guarantee Period; or

               o transfer all or a portion of the excess into a combination of Variable Sub-accounts and the Standard Fixed Account.

               o Any such transfer does not count as one of the free transfers allowed each Contract Year and is subject to any minimum allocation amount specified in your Contract.

          o If we do not receive a complete request for settlement of the death benefit from your spouse within 180 days of the date of your death, the Contract Value will not be adjusted to the Death Benefit on the date the Contract is continued.

          o The surviving spouse may make a single withdrawal of any amount within one year of the date of death without incurring a Withdrawal Charge.

          o Prior to the Payout Start Date, the Death Benefit of the continued Contract will be as defined in the Death Benefit provision.

          o    Only one spousal continuation is allowed under this Contract.

2. If the new Owner is not your spouse but is a living person, then this new Owner has the following options:


     a. The new Owner may elect, within 180 days of the date of your death, to receive the Death Benefit described below in a lump sum.

     b. The new Owner may elect, within 180 days of the date of your death, to receive an amount equal to the Death Benefit paid out under one of the Income Plans described in the Payout Phase section. The Payout Start Date must be within one year of your date of death. Income Payments must be payable:

          i.   over the life of the new Owner; or

          ii. for a guaranteed number of payments from 5 to 30 years but not to exceed the life expectancy of the new Owner; or

          iii. over the life of the new Owner with a guaranteed number of payments from 5 to 30 years but not to exceed the life expectancy of the new Owner.

     c. The new Owner may elect to receive the Settlement Value payable in a lump sum within 5 years of your date of death.

3.   If the new Owner is a corporation or other non-living person:

     a. The non-living new Owner may elect, within 180 days of your death, to receive the Death Benefit in a lump sum.

     b. The non-living new Owner may elect to receive the Settlement Value payable in a lump sum within 5 years of your date of death.

If any new Owner is a non-living person, all new Owners will be considered to be non-living persons for the above purposes.

If the new Owner does not make one of the above described elections, the Settlement Value must be withdrawn by the new Owner on or before the mandatory distribution date 5 years after your date of death. Under any of these options, all ownership rights subject to any restrictions previously placed upon the Beneficiary are available to the new Owner from the date of your death to the date on which the Death Benefit or Settlement Value is paid. We reserve the right to extend, on a non-discriminatory basis, the period of time in which we will use the Death Benefit rather than the Settlement Value to determine the payment amount. The amount payable as a result of the death of the Owner will be at least as high as the Settlement Value. This right applies only to the amount payable as a result of the death of the Owner and in no way restricts when a claim may be filed.


Death of Annuitant If the Annuitant who is not also the Owner dies prior to the Payout Start Date, the Owner must elect an applicable option listed below.

1. If the Owner is a living person then the Contract will continue with a new Annuitant as described in the Annuitant provision above.

2.   If the Owner is a non-living Person:

     a. The Owner may elect, within 180 days of the Annuitant's date of death, to receive the Death Benefit in a lump sum; or

     b. The Owner may elect to receive the Settlement Value payable in a lump sum within 5 years of the Annuitant's date of death.

If the non-living Owner does not make one of the above described elections, the Settlement Value must be withdrawn on or before the mandatory distribution date 5 years after the Annuitant's death.

Under any of these options, all ownership rights are available to the non-living Owner from the date of the Annuitant's death to the date on which the Death Benefit or Settlement Value is paid. We reserve the right to extend, on a non-discriminatory basis, the period of time in which we will use the Death Benefit rather than the Settlement Value to determine the payment amount. The death benefit will be at least as high as the Settlement Value. This right applies only to the amount payable as a result of the death of the Annuitant and in no way restricts when a claim may be filed.


Death Benefit Prior to the Payout Start Date, the Death Benefit is equal to the greater of:

o the sum of all purchase payments reduced by an adjustment for any withdrawals, as defined below; or

o    the Contract Value as of the date we determine the Death Benefit.

The withdrawal adjustment is equal to (a) divided by (b) and the result multiplied by (c) where:

     (a)  is the withdrawal amount.

     (b)  is the Contract Value immediately prior to the withdrawal.

     (c)  is  the  sum  of  all  purchase   payments   adjusted  for  any  prior
          withdrawals, as applicable.

We will determine the value of any amount payable as described in the Death of Owner and Death of Annuitant sections above as of the end of the Valuation Period during which we receive a complete request for settlement of the death benefit. A complete request includes due proof of death.

Settlement Value The Settlement Value is the same amount that would be paid in the event of withdrawal of the Contract Value. We will calculate the Settlement Value at the end of the Valuation Period coinciding with the requested distribution date for payment or on the mandatory distribution date of 5 years after the date of death.


-----------------------------------------------------------------------------
PAYOUT PHASE
-----------------------------------------------------------------------------


Payout Phase Defined The "Payout Phase" is the second of the two phases during your Contract. The Payout Phase begins on the Payout Start Date. It continues until we make the last payment as provided by the Income Plan(s) chosen. This phase of the Contract will not begin until specifically elected, however, if you terminate the Contract during the Accumulation Phase, the Payout Phase will not commence. During this phase the Contract Value, less any applicable taxes, will be applied to the Income Plan you choose and will be paid out as provided in that plan.


Payout Start Date The "Payout Start Date" is the date the Contract Value less any applicable taxes is applied to an Income Plan. The latest Payout Start Date allowed is shown on the Annuity Data Page. You may change the Payout Start Date by writing to us at least 30 days prior to this date.

The Payout Start Date must be at least 30 days after the Issue Date, and occur on or before the later of:

o    the Annuitant's 90th birthday; or

o    the 10th anniversary of this Contract's issue date.


Income Plans An "Income Plan" is a series of payments on a scheduled basis to you or to another person designated by you. The Contract Value on the Payout Start Date, less any applicable taxes, will be applied to your Income Plan choice from the following list. You may choose more than one Income Plan. If you choose more than one Income Plan, you must specify what proportions of your Contract Value (less any applicable taxes) should be allocated to each Income Plan. For tax reporting purposes, your cost basis and any gain on the Contract will be allocated proportionately to each Income Plan chosen based on the proportion of your Contract Value applied to each Income Plan. We reserve the right to limit the number of Income Plans that you may select. If you choose to add the Income Protection Option to your Variable Amount Income Payments, certain restrictions may apply as described under Income Protection Option below.

1. Life Income with Guaranteed Payments We will make payments for as long as the Annuitant lives. If the Annuitant dies before the selected number of guaranteed payments have been made, we will continue to pay the remainder of the selected number of guaranteed payments. The number of months guaranteed may range between 0 and 360. If the Annuitant is older than age 90 as of the Payout Start Date, the number of months guaranteed may range between 60 and 360 months.

2. Joint and Survivor Life Income with Guaranteed Payments We will make payments for as long as either the Annuitant or joint Annuitant, named at the time of Income Plan selection, lives. If both the Annuitant and the joint Annuitant die before the selected number of guaranteed payments have been made, we will continue to pay the remainder of the selected number of guaranteed payments. The number of months guaranteed may range between 0 and 360. If either the Annuitant or joint Annuitant is older than age 90 as of the Payout Start Date, the number of months guaranteed may range between 60 and 360 months.

3. Guaranteed Number of Payments and Withdrawal Option We will make payments for a specified number of months beginning on the Payout Start Date. These payments do not depend on the Annuitant's life. The shortest number of months guaranteed is 60 (120 if the Payout Start Date occurs prior to the third Contract Anniversary). The longest number of months guaranteed is 360 or the number of months between the Payout Start Date and the date that the Annuitant reaches age 100, if greater. In no event may the number of months guaranteed exceed 600 months. This plan offers a withdrawal option as defined under Payout Withdrawals.

4. Life Income with Guaranteed Payments and Withdrawal Option We will make payments for as long as the Annuitant lives. The initial number of payments guaranteed will be based on the life expectancy of the Annuitant as determined in accordance with guidelines published by the Internal Revenue Service. If the Annuitant dies before all guaranteed payments adjusted by any prior Payout Withdrawals have been made, we will continue to pay the remainder of the guaranteed payments as set forth in the Beneficiary section of this Contract. This plan offers a withdrawal option as defined under Payout Withdrawals.

5. Joint and Survivor Life Income with Guaranteed Payments and Withdrawal Option We will make payments for as long as either the Annuitant or joint Annuitant, named at the time of Income Plan selection, lives. The initial number of payments guaranteed will be based on the life expectancy of the joint Annuitants as determined in accordance with guidelines published by the Internal Revenue Service. If both the Annuitant and the joint Annuitant die before all guaranteed payments adjusted by any prior Payout Withdrawals have been made, we will continue to pay the remainder of the guaranteed payments as set forth in the Beneficiary section of this Contract. This plan offers a withdrawal option as defined under Payout Withdrawals.

We reserve the right to make other Income Plans available.


Income Payments Income payment amounts may vary based on the accumulated value of any Sub-account of the Variable Account and/or may be fixed for the duration of the Income Plan. On the Payout Start Date, you may specify what portion of the Contract Value allocated to an Income Plan is applied to Variable Amount Income Payments and what portion of the Contract Value allocated to an Income Plan is applied to Fixed Amount Income Payments. If you do not choose how the Contract Value is to be applied, then the Contract Value in the Variable Account on the Payout Start Date will be applied to Variable Amount Income Payments and the remainder of the Contract Value will be applied to Fixed Amount Income Payments. The method of calculating the initial payment is different for Fixed Amount Income Payments and Variable Amount Income Payments.


Contract Maintenance Charge After the Payout Start Date, the annual Contract Maintenance Charge will be deducted in equal parts from each income payment. If you select more than one Income Plan, only one Contract Maintenance Charge will apply. The Contract Maintenance Charge will never be greater than $35 per Contract Year. The Contract Maintenance Charge will be waived if the Contract Value on the Payout Start Date is $50,000 or more or if all payments are Fixed Amount Income Payments.


Fixed Amount Income Payments The Fixed Amount Income Payment is calculated by applying the applicable portion of the Contract Value on the Payout Start Date, as described in the Income Payment provision above, less any applicable tax, to the greater of the appropriate value from the Income Payment Table selected or such other value as we are offering at that time. Fixed Amount Income Payments are fixed for the duration of the Income Plan.


Variable Amount Income Payments The initial Variable Amount Income Payment is determined by applying the applicable portion you specify of the Contract Value on the Payout Start Date to Variable Amount Income Payments as described in the Income Payment Provision above, less any applicable tax, to the appropriate value for the selected Income Plan. The Income Plan value will be based on the Annuity 2000 Mortality Table and the selected Assumed Investment Rate. See the Income Payment Tables section for income payments for selected ages and income plans based on a 3% Assumed Investment Rate. Subsequent income payments will vary depending on changes in the Annuity Unit Values for the Sub-accounts upon which the income payments are based.

The portion of the initial income payment based upon a particular Variable Sub-account is determined by applying the portion of the Contract Value allocated to that Sub-account, less any applicable premium tax, to the appropriate Income Plan value described above. This portion of the initial income payment is divided by the Annuity Unit Value on the Payout Start Date for that Variable Sub-account to determine the number of Annuity Units from that Sub-account which will be used to determine subsequent income payments. Unless Annuity Transfers are made between Sub-accounts, each subsequent income payment from that Sub-account will be that number of Annuity Units times the Annuity Unit Value for the Sub-account for the Valuation Date on which the income payment is calculated.


Income Protection Option You may elect to add the "Income Protection Option" to an Income Plan only if you have selected Variable Amount Income Payments for that Income Plan. This Option may only be selected at the time of you choose to annuitize your Contract. If you elect the "Income Protection Option" we guarantee that after the initial Variable Income Payment as described above is determined, the amount you receive under each Income Plan to which the Income Protection Option applies will never be less than 85% of the initial Variable Income Payment (the "Income Protection") under such Income Plan (subject to an adjustment for any Payout Withdrawals you take as described below).

Once you have selected the Income Protection Option, we guarantee that the annualized Mortality and Expense Risk Charge will never be increased by more than .75% to a maximum of 2.15% to be determined on the Payout Start Date. This increase will apply during the Payout Phase only to an Income Plan to which the Income Protection Option has been added. After the commencement of the Payout Start Date, the Mortality and Expense Risk Charge applicable to your Contract will not change.

The Income Protection Option is subject to the restrictions listed below:

o    The age of the oldest Annuitant on the Payout Start Date may not exceed 75.

o Once the Income Protection Option is selected it may not be deleted or removed from the Income Plan.

o    The Income Protection Option is not available with Income Plan 3.

o If the Income Protection Option is elected with Income Plans 1, 2, 4 or 5, the minimum number of guaranteed payments must be at least 120 months, unless otherwise restricted by Internal Revenue Service regulations.

o To ensure adequate investment diversification, we reserve the right to impose investment limitations on the Variable Sub-accounts in which you may invest. These investment limitations may include but are not limited to maximum investment limits on certain Variable Sub-accounts, exclusion of certain Variable Sub-accounts, required minimum allocations to certain Variable Sub-accounts, and/or the required use of automatic portfolio rebalancing. A current explanation and list of investment limitations is set forth in the prospectus that pertains to your Contract. These restrictions apply only to those Income Plans to which the Income Protection Option has been added.

o Transfers from Variable Amount Income Payments to Fixed Amount Income Payments cannot be made.

o    The Assumed Investment Rate selected must be 3%.

The Income Protection will be adjusted for any Payout Withdrawals. The Adjusted Income Protection is equal to (a) times (b) and the result divided by (c) where:

     (a) is the value of the Income Protection immediately preceding the Payout Withdrawal

     (b) is the Variable Amount Income Payment (without regard to the Income Protection) immediately following the Payout Withdrawal

     (c) is the Variable Amount Income Payment (without regard to the Income Protection) immediately preceding the Payout Withdrawal.


Annuity Unit Value The Annuity Unit Value for each Sub-account of the Variable Account at the end of the Valuation Period coinciding with the Payout Start Date is the number used to determine the number of Annuity Units.

Annuity Unit Values at the end of subsequent Valuation Periods are calculated by:

o multiplying the Annuity Unit Value at the end of the immediately preceding Valuation Period by the Sub-account's Net Investment Factor during the period; and then

o dividing the result by 1.000 plus the Assumed Investment Rate for the period.


Assumed Investment Rate We offer the option of an Assumed Investment Rate of 3% or 5%. We reserve the right to offer other Assumed Investment Rates. If you do not select an Assumed Investment Rate, we will use 3%. The Assumed Investment Rate may not be changed after an Income Plan has been selected.


Annuity Transfers After the Payout Start Date, you may transfer among the Variable Sub-accounts. You may make up to 12 transfers per Contract Year within each Income Plan. No transfers may be made from the Fixed Amount Income Payment. Transfers from the Variable Amount Income Payment to the Fixed Amount Income Payment may only be made if the Income Protection has not been selected.

We reserve the right to limit the number of transfers among the Variable Sub-accounts in any Contract Year or to refuse any transfer request submitted by or on behalf of an Owner or certain Owners if, in our sole discretion:

     o We believe that excessive trading by such Owner or Owners or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the underlying mutual funds or would be to the disadvantage of other Contract Owners; or

     o We are informed by one or more of the underlying mutual funds that the purchase of its shares is to be restricted because of excessive trading, or a specific transfer or group of transfers is deemed to have a detrimental effect on share prices of affected underlying mutual funds.

Such restrictions may be applied in any manner which is reasonably designed to prevent any use of the transfer right which is considered by us in our sole discretion to be to the disadvantage of the other Contract Owners.

Payout Withdrawals A Payout Withdrawal is a withdrawal of all or a portion of the allowable Withdrawal Value under an Income Plan.
Income Plan 1 or 2
Payout Withdrawals are not permitted under Income Plans 1 or 2.

Income Plan 3
You may withdraw all or a portion of the Withdrawal Value under Income Plan 3 at any time subject to a Payout Withdrawal Charge, by writing to us.

For Variable Amount Income Payments, the Withdrawal Value is equal to the present value of the remaining Variable Amount Income Payments calculated using a discount rate equal to the Assumed Investment Rate that was used in determining the initial variable payment.

For Fixed Amount Income Payments, the Withdrawal Value is equal to the present value of the remaining Fixed Amount Income Payments calculated using a discount rate equal to the Applicable Current Interest Rate. For this calculation, the Applicable Current Interest Rate is the rate we are using on the date we receive your written payout withdrawal request to determine the amount of new Fixed Income Payments with a payment period that equals the remaining payment period of the income payments being terminated.

On the date you withdraw all or a part of your Withdrawal Value, the Withdrawal Value will be reduced by the amount of the Payout Withdrawal. The remaining Income Payments will be reduced so that the present value of the reduced Income Payments plus the amount of the Payout Withdrawal will be equivalent to the present value of the Income Payments just prior to the Payout Withdrawal.

Income Plans 4 or 5
You may withdraw all or a portion of the Withdrawal Value under Income Plans 4 or 5 at any time subject to a Payout Withdrawal Charge, by writing to us.

For Variable Amount Income Payments, the Withdrawal Value equals the present value of the Variable Amount Income Payments remaining in the guaranteed payment period (if any) calculated using a discount rate equal to the Assumed Investment Rate that was used in determining the initial Variable Amount Income Payment. The Income Payments used in the Withdrawal Value calculation excludes any amount attributable to the Income Protection.

For Fixed Amount Income Payments, the Withdrawal Value equals the present value of the Fixed Amount Income Payments in the remaining guaranteed payment period (if any) calculated using a discount rate equal to the Applicable Current Interest Rate. For this calculation, the Applicable Current Interest Rate is the rate we are using on the date we receive your written payout withdrawal request to determine new Fixed Income Payments under the Life (or Joint and Survivor Life, if applicable) Income with Guaranteed Payments Income Plan, using a guaranteed payment period that equals the remaining guaranteed payment period.

On the date you withdraw all or a part of your Withdrawal Value, the Withdrawal Value will be reduced by the amount of the Payout Withdrawal. The remaining Income Payments will be reduced, and the guaranteed number of payments will be reduced, so that the actuarial present value of the reduced Income Payments plus the amount of the Payout Withdrawal will be equivalent to the actual present value of the Income Payments just prior to the Payout Withdrawal. Actuarial present values are determined using the selected Assumed Investment Rate (variable payments) or the Applicable Current Interest Rate (fixed payments) and industry mortality tables or modified industry mortality tables as selected by us. If the entire Withdrawal Value is withdrawn, the guaranteed number of payments will be reduced to zero.

The Income Payments used in the recalculation of the guaranteed payment period and the remaining Income Payments exclude any amount attributable to the Income Protection. After a Payout Withdrawal, the Income Protection will continue to apply to the remaining Income Payments, but will be adjusted as described in the Income Protection Option section of the Contract.

General Payout Withdrawal Provisions
A Payout Withdrawal must be at least $500. If any Payout Withdrawal reduces the value of the remaining income payments to an amount not sufficient to provide a payment of at least $20, we reserve the right to terminate the Contract and pay you the present value of the remaining income payments in a lump sum. If you withdraw the entire value of the remaining income payments, the Contract will terminate.

You must specify the Investment Alternatives(s) from which you wish to make a Payout Withdrawal.


Payout Withdrawal Charge Payout Withdrawals will be subject to a Payout Withdrawal Charge as follows:

Contract Year:    1       2      3      4        5        6       7 and later

Percentage:       6%      5%     4%     3%       2%       1%      0%

The Payout Withdrawal Charge is determined by multiplying the percentage corresponding to the Contract Year times the amount of the Payout Withdrawal.

Regularly scheduled Income Payments are never subject to a Payout Withdrawal Charge.


Payout Terms and Conditions The income payments are subject to the following terms and conditions:

o If the Contract Value, less any applicable taxes, is less than $2,000 when it is applied to the Income Plan you choose, or if the Contract Value, less any applicable taxes, is not enough to provide an initial payment of at least $20 when it is applied to the Income Plan you choose, we reserve the right to:

     o    change the payment frequency to make the payment at least $20; or

     o terminate the Contract and pay you the Contract Value, less any applicable taxes, in a lump sum.

o If we do not receive a written selection of an Income Plan from you at least 30 days before the Payout Start Date, the Income Plan will automatically default to Life Income with Guaranteed Payments for 120 months.

o If you choose an Income Plan which depends on any person's life, we may require:

     o    proof of age and sex before income payments begin; and

     o proof that the Annuitant or joint Annuitant is still alive before we make each payment.

o After the Payout Start Date, a new Income Plan may not be selected nor may amounts be reallocated to a different Income Plan.

o If any Owner dies during the Payout Phase, the remaining income payments will be paid to the successor Owner as scheduled.


------------------------------------------------------------------------------
INCOME PAYMENT TABLES
------------------------------------------------------------------------------

The initial income payment will be at least the amount based on the adjusted age of the Annuitant(s) in accordance with the tables below, less any federal income taxes which are withheld. The adjusted age is the actual age of the Annuitant(s) on the Payout Start Date reduced by one year for each six full years between January 1, 2000 and the Payout Start Date. Income payments for ages and guaranteed payment periods not shown below will be determined on a basis consistent with that used to determine those that are shown. The Income Payment Tables for Income Plans 1, 2 and 3 shown are based on a 3.0% Assumed Interest Rate and the Annuity 2000 Mortality Tables.

Income Plan 1 - Life Income with Guaranteed Payments for 120 Months
============================================================================================================================

                           Monthly Income Payment for each $1,000 Applied to this Income Plan
----------------------------------------------------------------------------------------------------------------------------
------------------- ---------------------- ---------------- ---------------------- ---------------- ------------------------

 Annuitant's                                 Annuitant's                             Annuitant's
   Adjusted           Male     Female         Adjusted        Male     Female         Adjusted        Male    Female
      Age                                        Age                                     Age
------------------- ---------------------- ---------------- ---------------------- ---------------- ------------------------
------------------- ---------------------- ---------------- ---------------------- ---------------- ------------------------

       35              $3.34     $3.22            49           $3.99    $3.76             63           $5.23    $4.84
       36               3.38      3.24            50            4.05     3.81             64            5.35     4.95
       37               3.41      3.27            51            4.11     3.87             65            5.49     5.07
       38               3.45      3.30            52            4.18     3.93             66            5.62     5.20
       39               3.49      3.34            53            4.26     3.99             67            5.77     5.33
       40               3.53      3.37            54            4.33     4.06             68            5.92     5.47
       41               3.57      3.41            55            4.41     4.13             69            6.07     5.62
       42               3.62      3.44            56            4.50     4.20             70            6.23
       43               3.66      3.48            57            4.58     4.28             71        5.78
       44               3.71      3.52            58            4.68     4.36             72        6.39     5.94
       45               3.76      3.57            59            4.78     4.45             73            6.56     6.11
       46               3.81      3.61            60            4.88     4.54             74            6.73     6.29
       47               3.87      3.66            61            4.99     4.63             75            6.90     6.48
       48               3.93      3.71            62            5.11     4.73                           7.08     6.67
=================== ====================== ================ ====================== ================ ========================


Income Plan 2 - Joint and Survivor Life Income with Guaranteed Payments for 120 Months

==============================================================================================================================

                            Monthly Income Payment for each $1,000 Applied to this Income Plan
------------------------------------------------------------------------------------------------------------------------------
-------------------- ---------------------------------------------------------------------------------------------------------

                     Female Annuitant's Adjusted Age
-------------------- ---------------------------------------------------------------------------------------------------------
-------------------- ---------- ------------ ----------- ---------- ---------- ---------- ---------- --------- ---------------

      Male
   Annuitant's          35         40        45          50         55           60         65           70         75
    Adjusted
       Age
-------------------- ---------- ------------ ----------- ---------- ---------- ---------- ---------- --------- ---------------
-------------------- ---------- ---------- ---------- ---------- ----------- ---------- ------------ ----------- -------------

       35             $3.06     $3.12       $3.17      $3.22      $3.26       $3.28      $3.31        $3.32       $3.33
       40              3.10       3.18       3.26       3.32       3.38        3.43       3.46         3.49        3.51
       45              3.13       3.23       3.33       3.43       3.52        3.59       3.65         3.69        3.72
       50              3.16       3.27       3.40       3.53       3.65        3.76       3.86         3.93        3.98
       55              3.18       3.30       3.45       3.61       3.77        3.94       4.08         4.20        4.29
       60              3.19       3.33       3.49       3.68       3.88        4.10       4.31         4.51        4.66
       65              3.20       3.34       3.52       3.73       3.97        4.24       4.54         4.83        5.08
       70              3.21       3.35       3.54       3.76       4.03        4.36       4.73         5.13        5.52
       75              3.21       3.36       3.55       3.78       4.07        4.44       4.87         5.38        5.92
==================== ========== ========== ========== ========== =========== ========== ============ =========== =============

Income Plan 3 - Guaranteed Number of Payments and Withdrawal Option

================================= ===============================================

                                  Monthly Income Payment for each
    Specified Period              $1,000 Applied to this Income Plan
--------------------------------- -----------------------------------------------
--------------------------------- -----------------------------------------------

        10 Years                                    $9.61
        11 Years                                     8.86
        12 Years                                     8.24
        13 Years                                     7.71
        14 Years                                     7.26
        15 Years                                     6.87
        16 Years                                     6.53
        17 Years                                     6.23
        18 Years                                     5.96
        19 Years                                     5.73
        20 Years                                     5.51
================================= ===============================================

Income Plan 4 - Life Income with Guaranteed Payments and Withdrawal Option


Income Payment Table values for Income Plan 4 are computed on the same basis as the values shown under Income Plan 1, but using a guaranteed number of payments equal to the life expectancy of the Annuitant.

Income Plan 5 - Joint and Survivor Life Income with Guaranteed Payments and Withdrawal Option

Income Payment Table values for Income Plan 5 are computed on the same basis as the values shown under Income Plan 2, but using a guaranteed number of payments equal to the joint life expectancy of the joint Annuitants.


------------------------------------------------------------------------------

GENERAL PROVISIONS
------------------------------------------------------------------------------


The Entire Contract The entire contract consists of this Contract, any written applications, and any Contract endorsements and riders.

All statements made in written applications are representations and not warranties. No statement will be used by us in defense of a claim or to void the Contract unless it is included in a written application. If your Contract is voided, you will receive any purchase payments allocated to the Variable Account, adjusted to reflect investment gain or loss from the date of allocation to the date the Contract is voided, plus any purchase payments allocated to the Fixed Account Options, less any withdrawals, excluding accrued interest.

Only our officers may change the Contract or waive a right or requirement of the Contract. No other individual may do this.

We may not modify this Contract without your signed consent, except to make it comply with any changes in the Internal Revenue Code or as required by any other applicable law, or as otherwise permitted by the terms of the Contract.


Incontestability We will not contest the validity of this Contract after the issue date.


Misstatement of Age or Sex If any age or sex has been misstated, we will pay the amounts which would have been paid at the correct age and sex.

If we discover the misstatement of age or sex after the income payments begin, we will:

o pay all amounts underpaid including interest calculated at an effective annual rate of 6%; or

o stop payments until the total income payments made are equal to the total amounts that would have been made if the correct age and sex had been used.


Annual Statement At least once a year, prior to the Payout Start Date, we will send you a statement containing Contract Value information. We will also provide you with Contract Value information at any time upon request. The information presented will comply with any applicable law.


Settlements We may require that this Contract be returned to us prior to any settlement. We must receive due proof of death of the Owner or Annuitant prior to settlement of a death claim.

Any full withdrawal or death benefit paid under this Contract will not be less than the minimum benefits required by any statute of the state in which the Contract is delivered.


Deferment of Payments We will pay any amounts due from the Variable Account under this Contract within seven days, unless:

o the New York Stock Exchange is closed for other than usual weekends or holidays, or trading on such Exchange is restricted;

o    an emergency  exists as defined by the Securities and Exchange  Commission;
     or

o the Securities and Exchange Commission permits delay for the protection of Contract holders.

We reserve the right to postpone payments or transfers from the Fixed Account Options for up to six months. If we elect to postpone payments or transfers from the Fixed Account Options for 30 days or more, we will pay interest as required by applicable law. Any interest would be payable from the date the payment or transfer request is received by us to the date the payment or transfer is made.


Variable Account Modifications We reserve the right, subject to applicable law, to make additions to, deletions from, or substitutions for the mutual fund portfolio shares underlying the Sub-accounts of the Variable Account. We will not substitute any shares attributable to your interest in a Sub-account of the Variable Account without notice to you and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940, as amended.

We reserve the right to establish additional Sub-accounts of the Variable Account, each of which would invest in shares of another mutual fund. You may then instruct us to allocate purchase payments or transfers to such Sub-accounts, subject to any terms set by us or the mutual fund. We reserve the right to limit the availability of funds for this Contract.

In the event of any such substitution or change, we may by endorsement make such changes as may be necessary or appropriate to reflect such substitution or change.

If we deem it to be in the best interests of persons having voting rights under the Contracts, the Variable Account may be operated as a management company under the Investment Company Act of 1940, as amended, or it may be deregistered under such Act in the event such registration is no longer required.

                         ALLSTATE LIFE INSURANCE COMPANY
                          (herein called "we" or "us")

                  Amendatory Endorsement for Waiver of Charges


As used in this endorsement, "Contract" means the Contract or Certificate to which this endorsement is attached.

The benefits provided by this endorsement do not impact any tax liabilities or IRS penalties incurred as a result of a withdrawal. You are responsible for all such liabilities and penalties.

The following provisions are added to your Contract:

Waiver for Confinement in Long Term Care Facility or Hospital We will waive any applicable Withdrawal Charge prior to the Payout Start Date if at least 30 days after the issue date any owner, or, if the owner is not a living individual, the annuitant is first confined to a Long Term Care Facility or Hospital under the following conditions:

o        confinement is for at least 90 consecutive days;
o        confinement is prescribed by a Physician;
o        confinement is Medically Necessary; and
o the request for a withdrawal and Due Proof of confinement are received by us no later than 90 days after discharge.

"Physician" is a licensed medical doctor (M.D.) or a licensed doctor of osteopathy (D.O.) practicing within the scope of his or her license. Physician does not include the individual, a spouse, children, parents, grandparents, grandchildren, siblings, or in-laws.

"Due Proof" includes, but is not limited to, a letter signed by a Physician stating the dates the owner or annuitant was confined, the name and location of the Long Term Care Facility or Hospital, a statement that the confinement was Medically Necessary, and, if released, the date the owner or annuitant was released from the Long Term Care Facility or Hospital.

"Medically Necessary" means appropriate and consistent with the diagnosis in accord with accepted standards of practice, and which could not have been omitted without adversely affecting the individual's condition.

"Long Term Care Facility" is a facility which:

1.   is located in the United States or its territories;
2.   is licensed by the jurisdiction in which it is located;
3.   provides custodial care under the supervision of a registered nurse (R.N.);
     and
4.   can accommodate three or more persons.

"Hospital" is a facility which:

1.   is licensed as a hospital by the jurisdiction in which it is located;
2.   is supervised by a staff of licensed physicians;
3. provides nursing services 24 hours a day by, or under the supervision of, a registered nurse (R.N.);
4. operates primarily for the care and treatment of sick or injured persons as inpatients for a charge; and
5.   has access to medical, diagnostic and major surgical facilities.


                                     Page 1
LU4433                                                         (12/98)

Waiver for Terminal Illness We will waive any applicable Withdrawal Charge prior to the Payout Start Date if at least 30 days after the issue date any owner, or, if the owner is not a living individual, the annuitant is first diagnosed by a Physician as having a Terminal Illness. The request for the withdrawal must be received by us at least 30 days after the issue date. Due Proof of the diagnosis must be given to us prior to, or at the time of, the withdrawal request. We may require a second opinion at our expense by a Physician chosen by us. In the event that the first and second Physicians disagree, we will require a third opinion at our expense by a Physician chosen by us. We will honor a consensus of any two of the three Physicians.

"Physician" is a licensed medical doctor (M.D.) or a licensed doctor of osteopathy (D.O.) practicing within the scope of his or her license. Physician does not include the individual, a spouse, children, parents, grandparents, grandchildren, siblings, or in-laws.

"Due Proof" includes, but is not limited to, a letter signed by a Physician stating that the owner or annuitant has a Terminal Illness and the date the Terminal Illness was first diagnosed.

"Terminal Illness" is a condition which is expected to result in death within one year from the date of onset for 80% of the diagnosed cases.


Waiver for Unemployment You may request a one time waiver of any applicable Withdrawal Charge on a partial or full withdrawal prior to the Payout Start Date if:

1.   you become unemployed at least 1 year after the issue date of the Contract;
     and

2. you receive Unemployment Compensation for at least 30 consecutive days as a result of that unemployment; and

3. this benefit is exercised within 180 days of your initial receipt of Unemployment Compensation.

If the owner is not a living individual, then the above three conditions apply to the annuitant.

This benefit may be exercised only once during the Accumulation Phase.

Before we waive Withdrawal Charges, you must give us Due Proof that the owner or annuitant has been unemployed and have been granted Unemployment Compensation for at least 30 consecutive days. You must give us Due Proof prior to, or at the time of, the withdrawal request.

"Unemployment Compensation" means unemployment compensation received from a unit of government in the U.S. (state or federal).

"Due Proof" includes, but is not limited to, a legible photocopy of an Unemployment Compensation payment that meets the above described criteria with regard to dates and a signed letter from you stating that the owner or annuitant meets the above described criteria.


Except as amended in this endorsement, the Contract remains unchanged.








   Secretary                      Chairman and Chief Executive Officer


                                     Page 2
LU4433                                                                (12/98)